NEWS RELEASE

Coeur Announces Appointment of Randy Buffington as Chief Operating Officer at Year-End

COEUR D'ALENE, Idaho - September 25, 2012 - Coeur d'Alene Mines Corporation (NYSE:CDE, TSX:CDM) today announced that it expects to appoint Randy Buffington, currently Senior Vice President of Operations, to Senior Vice President and Chief Operating Officer effective January 1, 2013. Mr. Buffington will succeed K. Leon Hardy who will retire from the Company at the end of the year.

“Since joining Coeur last January, Randy has demonstrated his operational and technical expertise and has helped lead the Company in its effort to achieve operational consistency and efficiency,” said Mitchell Krebs, Coeur's President and Chief Executive Officer. "Additionally, we are grateful to Leon for his nine years of dedicated service, particularly for his operational leadership over the past four years during a period of dramatic growth for the Company,” Krebs added.

Mr. Buffington has over 28 years of experience in the precious metals mining industry providing operational and technical support to large-scale operations in the United States, South America and Africa. His expertise includes senior level technical and strategic planning, mine start-up, operating efficiency and optimization and safety and environmental leadership.

Prior to joining Coeur, Mr. Buffington served in a variety of general management roles with Barrick Gold Corporation, including Managing Director of Barrick's Lumwana copper project in Zambia and General Manager of the Goldstrike mine complex in Nevada. During his tenure with Barrick, Randy also was General Manager of the Ruby Hill and Bald Mountain operations in Nevada. From the late 1980s to 2003, Mr. Buffington held senior roles with both Cominco American and Placer Dome, Inc.

About Coeur
Coeur d'Alene Mines Corporation is the largest U.S.-based primary silver producer and a growing gold producer. The Company has three new, large precious metals mines generating significantly higher production, sales and cash flow in continued strong metals markets. In 2011, Coeur realized the first full year of production and cash flow from all three of its new, 100%-owned mines: the San Bartolomé silver mine in Bolivia, the Palmarejo silver-gold mine in Mexico, and the Kensington gold mine in Alaska. In addition, the Company began producing silver and gold from its long-time Rochester mine in Nevada in the fourth quarter of 2011. The Company also owns a non-operating interest in a low-cost mine in Australia, and conducts ongoing exploration activities near its operations in Argentina, Mexico, Alaska and Nevada. Additional information can be accessed through the Company's website at www.coeur.com.

For Additional Information:
Stefany Bales, Director, Corporate Communications
(208) 667-8263

Wendy Yang, Vice President, Investor Relations
(208) 665-0345